UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to §240.14a-12

SYMBION, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Symbion, Inc.
Answers to Frequently Asked Questions Regarding the Proposed Merger
1.	What does the Company’s April 24, 2007 announcement mean to the Company?
Symbion signed a definitive agreement with affiliates of Crestview Partners, L.P., a New York-based private equity firm, to be acquired for $22.35 per share in cash. The total transaction value is approximately $637 million, including the assumption of debt obligations of approximately $140 million. Upon completion of the transaction, Symbion will once again become a privately-held company.
2.	What can you tell us about Crestview?
Crestview is a $1.5 billion private equity firm established in 2004 by a group of former Goldman Sachs partners including Robert Hurst, Tom Murphy and Barry Volpert. Crestview is backed by a sophisticated group of investors, including many leading entrepreneurs and institutions. Crestview’s partners have led more than $20 billion in transactions.
3.	What are the next steps?
In the coming weeks, we will file a preliminary proxy statement with the Securities and Exchange Commission that will contain information about the transaction and will be available to the public. Once SEC review is complete, a definitive proxy statement will be filed with the SEC and mailed to stockholders. After the definitive proxy statement is mailed, stockholders will vote on the transaction at a special meeting. To approve the transaction, the holders of a majority of the outstanding shares of Symbion common stock must vote to approve the merger agreement. If the merger is approved, and all closing conditions are met, the transaction will close.
Under the merger agreement, we may solicit superior proposals from third parties until May 25, 2007. In accordance with the agreement, our Board of Directors, through its special committee and with the assistance of its independent advisors, intends to actively solicit superior proposals during this period. We advise you that there can be no assurance that the solicitation of superior proposals will result in an alternative transaction. We do not intend to disclose developments with respect to the solicitation process unless and until the Board of Directors has made a decision.
4.	What assurances do you have that Crestview will support and continue the Company’s strategy?
Crestview stated in the press release announcing the transaction that it believes that the surgical facility industry is in an unprecedented period of growth and transition and that it understands that surgical facilities provide quality medical care at lower cost, greater convenience and enhanced efficiency. Crestview also recognizes the successful history of the Symbion management team and Symbion’s commitment to patients, employees and physician partners.
5.	Why is the Company doing this transaction?
We believe this transaction is in the best interest of Symbion’s stockholders and will provide the Company with the resources to continue our mission of building a national network of quality surgical facilities.
6.	What impact will the transaction have on capital expenditures as they relate to existing facilities and the development of new facilities?
Management has received assurances from Crestview that investment of capital in our existing facilities will continue for maintenance and growth. This transaction does not change our development strategy.
7.	What should employees expect over the coming months?
We will continue to operate as a public company until the transaction closes. This announcement has no impact on our day-to-day operations, and the operation of our business will continue on a business as usual basis. Employees should continue the work that has made Symbion a leading short-stay surgical facilities company.
8.	Will jobs be eliminated?
The terms of the merger agreement do not call for the elimination of any positions.
9.	What happens to stock options and restricted stock?
Upon closing of the transaction, stock options and restricted stock will automatically vest in full. You will be requested to cash out all stock options upon the closing of the transaction. Additional correspondence regarding the cash out of stock options will be provided to you.
10.	Can I exercise my stock options between now and the closing date of the transaction?
Yes. However, note that our insider trading policy remains in effect and those employees subject to pre-clearance of transactions in our securities continue to be so.
11.	Will pay and benefits change?
The terms of the merger agreement do not call for any changes in compensation or benefits, except for the changes in the Employee Stock Purchase Plan discussed below.

12.	What will happen to the current money in the Employee Stock Purchase Plan (ESPP)?
The ESPP will be suspended on April 30, 2007, and all payroll deductions will cease. The amount of contributions that is in your ESPP account on April 30th will be used to purchase stock on your behalf under the terms of the ESPP. The purchase price will be the closing price of Symbion common stock on April 30th, less a 5% discount. Any cash remaining after this purchase will be returned to you.
13.	What happens to the 401(k) Program?
No change is anticipated.
14.	Will the Company remain headquartered in Nashville?
Yes. There are no plans to relocate the corporate office.
15.	When will the transaction be finalized?
The transaction is expected to close in the third quarter of 2007, subject to the approval of Symbion’s stockholders, requisite regulatory and antitrust approvals and other closing conditions provided in the merger agreement.
16.	How will Symbion’s business relationships with our physician partners be impacted by the transaction?
In short, not at all. The transaction involves a change of ownership at the parent-level of our company, and our operating companies will not be directly impacted by this change of ownership. As mentioned above in #7, our day-to-day operations will continue as usual, and we look forward to continuing to work together with our physician partners to provide the best possible surgical care at our facilities.
17.	Who should I contact with any questions?
If you have specific questions, please contact Ken Mitchell, Senior Vice President and Chief Financial Officer, at (615) 234-5904, although please note that federal securities laws limit Mr. Mitchell’s ability to respond to inquiries.
Additional Information and Where to Find It
     In connection with the proposed merger, Symbion will prepare a proxy statement for the stockholders of the Company to be filed with the SEC. Before making any voting decision, the Company’s stockholders are urged to read the proxy statement regarding the merger carefully in its entirety when it becomes available because it will contain important information about the proposed transaction. The Company’s stockholders and other interested parties will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s stockholders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Symbion, Inc., 40 Burton Hills Boulevard, Suite 500, Nashville, Tennessee 37215, Attention: R. Dale Kennedy, telephone: (615) 234-5900, or from the Company’s website, www.symbion.com.
Participants in the Solicitation
     Symbion and its directors and executive officers may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the merger. A description of the interests of Symbion’s directors and executive officers in Symbion is set forth in the proxy statement for Symbion’s 2007 annual meeting of stockholders, which was filed with the SEC on April 3, 2007. Any benefits to be received by Symbion’s directors and executive officers in connection with the merger will be described in the definitive proxy statement. Investors and stockholders can obtain additional information regarding the direct and indirect interests of Symbion directors and executive officers in the merger by reading the definitive proxy statement when it becomes available.

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